Exhibit 21.5

SCHEDULE OF SUBSIDIARIES AS OF JULY 31, 2004

Subsidiaries of Ecology and Environment, Inc. (the "Company") as of July 31, 2004:

		Percentage of Capital Stock of Subsidiary Owned by the Company

1.	Ecology & Environment Engineering, Inc. (a Colorado corporation)	100%

2.	E & E Drilling and Testing Co., Inc. (a New York corporation)	100%

3.	Ecology and Environment Limited (a limited company formed under the laws of the Republic of Ireland	99%

4.	E & E Budapest Kft. (a corporation formed under the laws of Hungary)	100%

5.	E & E Umwelt-Beratung GmbH (a corporation formed under the laws of Germany)	100%

6.	Ecology and Environment de Mexico, S.A. de C.V. (a corporation formed under the laws of Mexico)	99.998%

7.	Ecology and Environment, S.A. (a corporation formed under the laws of Venezuela)	19%

8.	Ecology and Environment Eurasia (a corporation formed under the laws of the Russian Republic)	100%

9.	ecology and environment do brasil ltda. (a limited liability partnership formed under the laws of Brazil)	52%

10.	Ecology & Environment of Saudi Arabia Co. Ltd. (a limited liability company formed under the laws of Saudi Arabia)	66 2/3%

11.	Ecology and Environment South America Inc. (a corporation formed under the laws of the Cayman Islands)	100%

12.	Ecology and Environment International Services Inc. (a Delaware corporation)	100%

13.	Frutas Marinas del Mar S.A. (a corporation formed under the laws of Costa Rica)	100%

14.	Ecology and Environment de Chile S.A. (a corporation formed under the laws of Chile)	99%	(1)

15.	Gestión Ambiental Consultores S.A. (a corporation formed under the laws of Chile)	50.1%	(2)

16.	Walsh Environmental Scientists & Engineers, LLC (Walsh) (a limited liability company formed under the laws of Colorado)	60%

17.	Gustavson Associates, LLC (a limited liability company formed under the laws of Colorado, owned by Walsh)	60%	(3)

18.	American Arab Aquaculture Company (a limited liability company formed under the laws of the Kingdom of Jordan)	51%

19.	Overstreet Orlando Mitigation Team, LLC (a limited liability company formed under the laws of Florida)	100%

20.	Walsh Peru, S.A. (a corporation formed under the laws of Peru, owned by Walsh)	62.8%	(3)

21.	Serbiacious Ambiental Walsh, S.A. (a corporation formed under the laws of Ecuador, owned by Walsh)	51%	(3)

22.	Beijing YIYI Ecology and Environment Engineering Co. Ltd. (a limited liability company formed under the laws of the People's Republic of China)	50%

23.	Tianjin Green Engineering Company (A limited liability company formed under the laws of the People's Republic of China)	50%

24.	Ecology and Environment of Kazakhstan (a branch office formed under the laws of the Republic of Kazakhstan)	100%

25.	Consortium of International Consultants LLC (a limited liability company formed under the laws of Delaware)	98%

(1)    Listed percentage owned by Ecology and Environment South America Inc.
(2)    Listed percentage owned by Ecology and Environment de Chile S.A.
(3)    Listed percentage owned by Walsh.